Exhibit 2

                                 TIVO INC.








                          SERIES G PREFERRED STOCK

                             PURCHASE AGREEMENT





                             TABLE OF CONTENTS

                                                                       Page



SECTION 1. Agreement To Sell And Purchase.................................1

   1.1     Authorization of Shares........................................1

   1.2     Sale and Purchase..............................................1

SECTION 2. CLOSING, DELIVERY AND PAYMENT..................................1

   2.1     Closing........................................................1

   2.2     Delivery.......................................................2

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................2

   3.1     Organization, Good Standing and Qualification..................2

   3.2     Capitalization; Voting Rights..................................2

   3.3     Authorization; Binding Obligations.............................3

   3.4     Patents and Trademarks.........................................3

   3.5     Compliance with Other Instruments..............................4

   3.6     Litigation.....................................................4

   3.7     Proprietary Information and Inventions Agreements..............5

   3.8     Compliance with Laws; Permits..................................5

   3.9     Offering Valid.................................................5

   3.10    Full Disclosure................................................5

   3.11    Related-Party Transactions.....................................6

   3.12    Employee Compensation Plans....................................6

   3.13    Employee Relations.............................................6

   3.14    Obligations of Management......................................6

   3.15    Corporate Documents............................................6

   3.16    Tax Returns, Payments and Elections............................6

   3.17    Agreements; Action.............................................7

   3.18    Absence of Certain Changes.....................................7

   3.19    Registration Rights............................................8

   3.20    Title to Property and Assets...................................8

   3.21    Insurance......................................................9

   3.22    Year 2000 Compliance...........................................9

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER....................9

   4.1     Requisite Power and Authority..................................9

   4.2     Investment Representations.....................................9

   4.3     Transfer Restrictions.........................................10

SECTION 5. Conditions To Closing.........................................10

   5.1     Conditions to Purchaser's Obligations at the Closing..........10

   5.2     Conditions to Obligations of the Company......................11

SECTION 6. Miscellaneous.................................................12

   6.1     Governing Law.................................................12

   6.2     Survival......................................................12

   6.3     Successors and Assigns........................................12

   6.4     Entire Agreement..............................................12

   6.5     Severability..................................................12

   6.6     Amendment and Waiver..........................................12

   6.7     Delays or Omissions...........................................12

   6.8     Notices.......................................................13

   6.9     Expenses......................................................13

   6.10    Titles and Subtitles..........................................13

   6.11    Counterparts..................................................13

   6.12    Broker's Fees.................................................13

   6.13    Pronouns......................................................13

   6.14    California Corporate Securities Law...........................13





                                 TIVO INC.

                SERIES G PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES G PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of April 16, 1999, by and among TiVo Inc., a Delaware corporation (the "Company") and NBC Multimedia, Inc. ("Purchaser").

                                  RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of One Million Thirteen Thousand Five Hundred Thirteen
(1,013,513) shares of its Series G Preferred Stock (the "Shares");

         WHEREAS, Purchaser desires to purchase the Shares on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to issue and sell the Shares to Purchaser on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

SECTION 1 Agreement To Sell And Purchase.

         1.1 Authorization of Shares. On or prior to the date hereof, the Company shall have authorized (i) the sale and issuance to Purchaser of the Shares and (ii) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the "Conversion Shares"). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate of Incorporation of the Company, as amended, in the form attached hereto as Exhibit B (the "Restated Certificate").

         1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined) the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the number of Shares set forth opposite Purchaser's name on Exhibit A, at a purchase price of Seven Dollars and Forty Cents ($7.40) per share.

SECTION 2 CLOSING, DELIVERY AND PAYMENT.

         2.1 Closing. The closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall take place at 10:00 a.m. on the date hereof, at the offices of Cooley Godward LLP, 5 Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306 or at such other time or place as the Company and Purchaser may mutually agree (such date is hereinafter referred to as the "Closing Date").

         2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser certificates representing the number of Shares to be purchased at the Closing by Purchaser, against payment of the purchase price therefor by check, wire transfer made payable to the order of the Company, cancellation of indebtedness or any combination of the foregoing.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as set forth on a Schedule of Exceptions delivered by the Company to Purchaser at the Closing, the Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

         3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Investor Rights Agreement (collectively, the "Related Agreements"), to issue and sell the Shares and the Conversion Shares and to carry out the provisions of this Agreement, the Related Agreements and the Restated Certificate and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business. The Company owns no equity securities of any other corporation, limited partnership or similar entity.

         3.2 Capitalization; Voting Rights. The authorized capital stock of the Company, immediately prior to the Closing, will consist of Forty Million (40,000,000) shares of Common Stock (par value $.001 per share), Eight Million Four Hundred Twenty-Six Thousand Forty-Two (8,426,042) shares of which are issued and outstanding, and Eighteen Million (18,000,000) shares of Preferred Stock (par value $.001 per share), Five Million Two Hundred Thousand (5,200,000) of which are designated Series A Preferred Stock, Five Million (5,000,000) of which are issued and outstanding, Four Million Four Hundred Thousand (4,400,000) of which are designated Series B Preferred Stock, Three Million Six Hundred Sixty Thousand Nine Hundred Fourteen (3,660,914) of which are issued and outstanding, Four Million (4,000,000) of which are designated Series C Preferred Stock, Two Million Five Hundred Thirteen Thousand Five Hundred Thirteen (2,513,513) of which are issued and outstanding, Two Million Five Hundred Thousand (2,500,000) of which are designated Series D Preferred Stock, One Million Three Hundred Fifty-Eight Thousand Six Hundred Ninety-Five (1,358,695) of which are issued and outstanding, Three Hundred Thousand (300,000) of which are designated Series E Preferred Stock, Two Hundred Seventy Thousand Two Hundred Seventy (270,270) of which are issued and outstanding, Five Hundred Thousand (500,000) of which are designated Series F Preferred Stock, Four Hundred Five Thousand Four Hundred Five (405,405) of which are issued and outstanding, and One Million One Hundred Thousand (1,100,000) of which are designated Series G Preferred Stock, none of which are outstanding. All issued and outstanding shares of the Company's Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Restated Certificate. Each series of Preferred Stock is initially convertible into Common Stock on a one-for-one basis. The Conversion Shares have been duly and validly reserved for issuance. Except as may be granted pursuant to the Related Agreements, stock awards and options to purchase shares of the Company's Common Stock granted pursuant to the Company's 1997 Equity Incentive Plan and 1999 Equity Incentive Plan, and outstanding warrants to purchase 81,522 shares of the Company's Common Stock, 52,083 shares of the Company's Series A Preferred Stock, 60,813 shares of the Company's Series B Preferred Stock, 324,325 shares of the Company's Series C Preferred Stock and 543,478 shares of the Company's Series D Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company has reserved 6,500,000 shares of Common Stock for issuance to employees, officers or directors of, or consultants or advisors to the Company pursuant to the Company's 1997 Equity Incentive Plan and 1999 Equity Incentive Plan, of which 2,067,288 remain available for future grant. When issued in compliance with the provisions of this Agreement and the Restated Certificate, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. Except as contained in the Related Agreements and the Restated Charter, or as set forth in the Schedule of Exceptions, the Company is not aware of any written agreement or other understandings relating to the voting of its securities.

         3.3 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Certificate has been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights; (b) general principles of equity that restrict the availability of equitable remedies; and (c) to the extent that the enforceability of the indemnification provisions in Section 2.9 of the Investor Rights Agreement may be limited by applicable laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal, except as set forth in the Company's Bylaws and those rights which have been waived prior to the Closing.

         3.4 Patents and Trademarks. Schedule 3.4 includes a list of all patents, patent applications, registered copyrights and trademarks of the Company existing as of the date hereof. The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, and such conduct of its business does not, to the Company's knowledge, infringe upon the rights of others. There are no outstanding options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any third party which are necessary to the operation of the Company's products, other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

         3.5 Compliance with Other Instruments. The Company is not in violation or default of any term of its Restated Certificate or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or any statute, rule or regulation applicable to the Company which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Certificate, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

         3.6 Litigation. There is no action, suit, proceeding or investigation pending or to the Company's knowledge currently threatened against the Company that questions the validity of this Agreement, or the Related Agreement or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.7 Proprietary Information and Inventions Agreements. Each former and current employee and officer of the Company has executed a Proprietary Information and Inventions Agreement in the form of Exhibit D attached hereto.

         3.8 Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares or the Conversion Shares, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in material default under any such franchises, permits and licenses.

         3.9 Offering Valid. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4.2 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

         3.10 Full Disclosure. The Company has fully provided Purchaser with all the information which Purchaser has requested for deciding whether to purchase the Shares and all information which the Company believes is reasonably necessary to enable Purchaser to make such decision, including audited financial statements for the period ending December 31, 1998 and unaudited financial statements for interim and monthly periods ending in and as of dates in 1999 (collectively, the "Financial Statements"). The Financial Statements are accurate in all material respects and present fairly the financial position of the Company as of the respective dates thereof and for the periods covered thereby. The Financial Statements have been prepared in accordance with the GAAP, applied on a consistent basis throughout the periods covered (except that unaudited financial statements do not contain footnotes and are subject to normal adjustments which will not in aggregate be material in magnitude). This Agreement, the Exhibits hereto, the Related Agreements, certificates and other documents made or delivered in connection herewith, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein or herein in view of the circumstances under which they were made not misleading; provided however, that with respect to financial projections, the Company represents only that such projections were prepared in good faith and the Company reasonably believes there is a reasonable basis for such projections.

         3.11 Related-Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. No director, officer or member of his or her immediate family is directly or indirectly interested in any material contract with the Company.

         3.12 Employee Compensation Plans. The Company is not a party to nor bound by any currently effective employment contracts, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, retirement agreements or other employee compensation agreements. Subject to applicable law, the employment offer of each officer and employee of the Company is terminable at the will of the Company.

         3.13 Employee Relations. The Company believes its relations with its employees are satisfactory. The Company's employees are not represented by any labor unions nor, to the Company's knowledge, is any union organization campaign in progress. To the best of its knowledge, the Company is not aware that any of its officers or employees intends to terminate employment, and the Company does not have a present intention to terminate the employment of any of its officers or employees. To the best of its knowledge, the Company has complied in all material respects with all applicable state and federal employment laws.

         3.14 Obligations of Management. Each officer of the Company is currently devoting one hundred percent (100%) of his business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full time at the Company in the future.

         3.15 Corporate Documents. The Company's Restated Certificate and Bylaws are in the form previously provided to Purchaser.

         3.16 Tax Returns, Payments and Elections. The Company has timely filed all federal, state and local tax returns required to be filed by it through the date hereof, which returns are true and correct in all material respects, and has paid all taxes due thereon, and no tax deficiency has been determined adversely to the Company as of the date hereof. The Company has not made any elections pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), other than elections that relate solely to methods of accounting, depreciation or amortization, that would have a material adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has no knowledge or any liability of any tax to be imposed upon its properties or assets of the date of this Agreement that is not adequately provided for.

         3.17 Agreements; Action.

         (a) Except for agreements contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company's Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

         (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business), or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising in the ordinary course of business which are in full force and effect as of the date of this Agreement), or (iii) agreements regarding the development, manufacture or distribution of the Company's products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business), or (v) otherwise material to the Company and to business as now conducted.

         (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than trade payables in the ordinary course of business), (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

         (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         (e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

         3.18 Absence of Certain Changes. Since December 31, 1998, there has not been any event or condition of any character which has materially adversely affected the Company's business operations, assets, condition (financial or otherwise), liabilities or earnings including but not limited to:

         (a) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

         (b) any waiver by the Company of a valuable right or of a material debt owed to it;

         (c) any material change or amendment to a contract or arrangement by which the Company or any of its assets or properties is bound or subject;

         (d) any damage, destruction or loss to any asset of the Company (whether or not covered by insurance) that, individually or in the aggregate, would have a material adverse effect on the business, properties, prospects or financial condition of the Company;

         (e) any commitment, transaction or other action by the Company other than in the ordinary course of business and consistent with past practice;

         (f) any sale or other disposition (including, without limitation, any pledge, mortgage, or transfer or discharge of a security interest or lien) of any material right, title or interest in or to any assets or properties of the Company or any revenues derived therefrom;

         (g) any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money exceeding $50,000 (other than as set forth in Section 3.17 hereof);

         (h) any material adverse change in the financial condition, business or operations of the Company not reflected in the Financial Statements;

         (i) any material change in any compensation arrangement or agreement with any employee of the Company;

         (j) any authorization, approval, agreement or commitment to do any of the foregoing.

         3.19 Registration Rights. Except as contemplated in the Related Agreements, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

         3.20 Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property or assets that it leases, the Company is in compliance with such leases, and to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

         3.21 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

         3.22 Year 2000 Compliance. The Company represents and warrants that its products and the TiVo Service (excluding third party data and other inputs) are able to accurately process date data, including, but not limited to, calculating and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser hereby represents and warrants to the Company as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

         4.1 Requisite Power and Authority. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 2.9 of the Investor Rights Agreement may be limited by applicable laws.

         4.2 Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

         (a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser may bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.

         (b) Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

         (c) Purchaser Can Protect Its Interest. By reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

         (d) Accredited Investor. Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.

         (e) Company Information. Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

         (f) Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares may be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

         (g) Residence. If the Purchaser is an individual, then the Purchaser resides in the state identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, or other entity, the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit A.

         4.3 Transfer Restrictions. Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Investor Rights Agreement.

SECTION 5. Conditions To Closing.

         5.1 Conditions to Purchaser's Obligations at the Closing. Purchaser's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

         (b) Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

         (c) Filing of Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

         (d) Corporate Documents. The Company shall have delivered to Purchaser or their counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request.

         (e) Compliance Certificate. The Company shall have delivered to Purchaser a Compliance Certificate, executed by the President of the Company, dated the date of the Closing, to the effect that the conditions specified in subsections (a) and (c) of this Section 5.1 have been satisfied.

         (f) Investor Rights Agreement. A Sixth Amended and Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto.

         (g) Legal Opinion. Purchaser shall have received from legal counsel to the Company an opinion addressed to it, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

         (h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Purchaser and its special counsel, and Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         5.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Shares at each Closing is subject to the satisfaction, on or prior to the Closing, of the following conditions:

         (a) Representations and Warranties True. The representations and warranties made by Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

         (b) Performance of Obligations. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

         (c) Filing of Restated Certificate. The Restated Certificate shall have been accepted for filing with the Secretary of State of the State of Delaware.

         (d) Investor Rights Agreement. A Sixth Amended and Restated Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by Purchaser.

SECTION 6. Miscellaneous.

         6.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.

         6.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

         6.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

         6.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         6.5 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         6.6 Amendment and Waiver.

         (a) This Agreement may be amended or modified only upon the written consent of the Company and Purchaser.

         (b) The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under the Agreement may be waived only with the written consent of Purchaser.

         6.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Restated Certificate, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Restated Certificate or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Restated Certificate must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Restated Certificate, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

         6.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or
(d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

         6.9 Expenses. The Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement. The Company shall, at the Closing, reimburse the reasonable fees of one special counsel for Purchaser, not to exceed $5,000, and shall reimburse such special counsel for reasonable expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement.

         6.10 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.12 Broker's Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.13 being untrue.

         6.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

         6.14 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.



         IN WITNESS WHEREOF, the parties hereto have executed this SERIES G PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:


TIVO INC.


By:  /s/ Michael Ramsay
     -----------------------------
     Michael Ramsay, President
     and Chief Executive Officer



         IN WITNESS WHEREOF, the parties hereto have executed this SERIES G PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                                              PURCHASER

                                              NBC MULTIMEDIA, INC.


                                              By: /s/ Martin Yudkovitz
                                                  ---------------------------
                                              Name: Martin Yudkovitz
                                              Title: President, NBC Interactive



                                 EXHIBIT A



                SERIES G PREFERRED STOCK PURCHASE AGREEMENT

                           SCHEDULE OF PURCHASERS



                                                                Aggregate
                 Name                            Shares       Purchase Price
------------------------------------------------------------------------------
Closing: April 16, 1999

NBC MULTIMEDIA, INC.                            1,013,513      $7,499,996.20
Address:
30 Rockefeller Plaza
New York, NY 10112
Fax: (212) 664-5561
Attn: Peg Murphy

With a copy to:
Vice President, Corporate Law Group
Fax: (212) 977-7165



Total:                                          1,013,513      $7,499,996.20







                             Index of Exhibits


Schedule of Purchasers                               Exhibit A

Restated Certificate                                 Exhibit B

Investor Rights Agreement                            Exhibit C

Proprietary Information and                          Exhibit D
Inventions Agreement

Form of Legal Opinion                                Exhibit E



                                 EXHIBIT B

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION




                                 EXHIBIT C

                         INVESTOR RIGHTS AGREEMENT




                                 EXHIBIT D

          FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT






                                 TiVo Inc.

              PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


         As an employee of TiVo Inc., its subsidiary or its affiliate (together, the "Company"), and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following:

1.       MAINTAINING CONFIDENTIAL INFORMATION.

         (a) Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company ("Proprietary Information"). By way of illustration and not limitation, Proprietary Information shall include information relating to products, processes, know-how, designs, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Proprietary Information shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without any breach of this Agreement; or (v) is the subject of written permission to disclose provided by the disclosing party.

         (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employers or companies unless previously and specifically consented to in writing by said employers or companies.

         (c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company.

2.       ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS.

         (a) Inventions and Original Works Retained by Me. I have attached hereto as Exhibit A a complete disclosure of all inventions, original works of authorship, developments, improvements, and trade secrets that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of an item on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such on Exhibit A but in the applicable space on Exhibit A I am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no disclosure is attached, I represent that there are no such inventions.

         (b) Inventions and Original Works Assigned to the Company. I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of my employment with the Company. I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

                  (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (1) Relate at the time of conception or
                  reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                           (2) Result from any work performed by the
                  employee for the employer.

                  (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.


         I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

         (c) Inventions and Original Works Assigned to the United States. I hereby assign to the United States government all my right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever full title to same is required to be in the United States by a contract between the Company and the United States or any of its agencies.

         (d) Obtaining Letters Patent, Copyright Registrations and Other Protections. I will assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned to the Company.

         (e) Obligation to Keep the Company Informed. In addition to my obligations under paragraph 2(b) above, during the period of my employment and for one (1) year after termination of my employment for any reason, I will promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf, to the extent permitted by my subsequent employer (if any), related to the Company's business or to research or development which, during the period of my employment, had been performed by the Company or was demonstrably anticipated. At the time of each such disclosure, I will advise the Company in writing of any inventions therein that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties or use commercially, without my consent, any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any such invention that does not qualify fully for protection under Section 2870. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3. NO CONFLICTING EMPLOYMENT; NO INDUCEMENT OF OTHER EMPLOYEES OR UNFAIR SOLICITATION OF CUSTOMERS.

         I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved, nor will I engage in any other activities which conflict with my obligations to the Company. For the period of my employment by the Company and for one (1) year after the date of termination of my employment with the Company, I will not induce any employee of the Company to leave the employ of the Company. After the termination of my employment with the Company, I will not make any use of any of the Company's Proprietary Information in soliciting the business of any customer of the Company (other than on behalf of the Company).

         If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

4.       NO CONFLICTING OBLIGATIONS.

         I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

5.       RETURN OF COMPANY DOCUMENTS.

         When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns whether kept at the Company, home or elsewhere; such materials include, but are not limited to, any embodiment of the Company's Proprietary Information. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel confirming the above and my obligations under this Agreement.

6.       NOTIFICATION OF NEW EMPLOYER.

         In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

7.       LEGAL AND EQUITABLE REMEDIES.

         Because my services are personal and unique and because I may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.       GENERAL PROVISIONS.

         (a) Not an Employment Contract. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

         (b) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, excluding conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

         (c) Entire Agreement. This Agreement, and Exhibit A attached hereto and hereby incorporated herein, sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

         (d) Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

         (e) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

         (f) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

         (g) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

         (h) Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.

         This Agreement shall be effective as of the first day of my employment with the Company, namely: __________, 199_.


         I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

         I HAVE READ THE AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THE AGREEMENT.


Dated: ____________, 199___



                                           ------------------------------------
                                             Signature

                                           ------------------------------------
                                             Name of Employee

                                           ------------------------------------
                                             Address

                                           ------------------------------------


ACCEPTED AND AGREED TO:

TiVo Inc.


By:_____________________________
     Michael Ramsay
     President and Chief Executive Officer



                                 EXHIBIT A

TiVo Inc.
894 Ross Drive, Suite 100
Sunnyvale, CA 94089

Gentlemen:

         1. Except as listed in Section 2 below the following is a complete disclosure of all inventions or improvements relevant to the subject matter of my employment by Hi-Tech Corporation (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

:        No inventions or improvements.

:        See below.
         ---------------------------------------------------------------------

:        Additional sheets attached.

         2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

         Invention or Improvement   Party(ies)       Relationship


1.       ____________________________________________________________________

2.       ____________________________________________________________________

3.       ____________________________________________________________________

:        Additional sheets attached.

         3. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

:        No inventions or improvements.

:        See below.

         --------------------------------------------------------------------

:        Additional sheets attached.


Date:______________, 1999_


                                                     Very truly yours.


                                                     ------------------------



                                 EXHIBIT E

                           FORM OF LEGAL OPINION